GulfMark Offshore Announces

First Quarter 2012 Operating Results

HOUSTON, May 2, 2012 — GulfMark Offshore, Inc. (NYSE: GLF) today announced the results of its operations for the three-month period ended March 31, 2012. For the three months ended March 31, 2012, revenue was $87.4 million, and net loss for the same period was $2.9 million, or $0.11 per diluted share. Included in the net loss for the quarter are charges associated with the debt refinancing, net of tax, of $4.7 million, or $0.18 per diluted share.

Bruce Streeter, President and CEO, commented, “We continue to be encouraged by the year-over-year improvement in our business. Revenue for the first quarter of 2012 was 8% higher than the first quarter of 2011, however, in addition to the typical first quarter seasonal weakness, we had the added complexity of the effects of refinancing our long-term debt, an increase in vessel mobilizations and a large drydock schedule. Although the first quarter’s results are below some expectations, when we consider the adjustment for the increase in vessel days out of service in comparison to the first quarter of last year, we are seeing year-over-year improvement in recurring revenue and earnings. We believe this is a good indication that 2012 will be stronger than 2011, and we are still optimistic about the outlook for beyond 2012 in all of our markets. Our activity in the first quarter better positions us for the long term, both in terms of the balance sheet and in terms of fleet configuration in the U.S.

“As we previously announced, we purchased a U.S. flagged 240 foot PSV for use in the U.S. Gulf of Mexico in January, and we also previously announced the sale of a U.S. flagged crew boat. Today we are announcing the sale of two additional U.S. flagged aluminum boats and our intention to construct two U.S. flagged PSVs for the U.S. Gulf of Mexico. Both of the vessels being sold are 176 foot, U.S. flagged crew boats built in 2007. Proceeds from the two sales will be approximately $17 million. The two PSVs we will be constructing are 270 foot plus DP2, fire fighting certified, multi-service platform supply vessels. The total cost of these two vessels is anticipated to be below $75 million, and delivery of the vessels will be in the third quarter of 2013 and the first quarter of 2014.

“As we indicated last quarter, our latest capital commitments and fleet changes are consistent with our strategy to high-grade our fleet in the U.S. Gulf of Mexico, where we forecast a strong deepwater market over the next several years.”

Consolidated First Quarter Results

Consolidated revenue for the first quarter of 2012 was $87.4 million, a decrease of 13%, or $12.5 million, from the fourth quarter of 2011. The sequential decrease in quarterly revenue was the result of seasonal weakness in the North Sea and Americas regions. Consolidated operating income was down $24.1 million, or 79%, from the fourth quarter amount. The sequential decrease in quarterly operating income was a combination of the decrease in revenue and, although anticipated, comparatively higher direct operating and drydock expenses.

GulfMark Offshore, Inc.

Press Release

May 2, 2012

Net loss for the quarter included three charges related to the previously announced debt refinancing. These charges were a prepayment fee of $1.2 million associated with retiring the previous bond issue, a non-cash charge of $2.1 million related to discontinuing an existing interest rate hedge associated with the term loan facility, and the write-off of $2.1 million of unamortized debt fees associated with these two facilities. These charges totaled $5.4 million and had an associated tax benefit of $0.7 million, for a net impact of $4.7 million, or $0.18 per diluted share.

Regional Results for the First Quarter

In the North Sea region, revenue was $37.7 million, down $6.3 million, or 14%, from the fourth quarter. The decrease in revenue was due principally to typical seasonal variations. Overall quarterly utilization decreased 4 percentage points from the fourth quarter level and the average quarterly day rate decreased approximately 8%, largely due to the fact that the strong market and resulting day rates for anchor handlers we experienced in the fourth quarter did not carry over into the first quarter.

During the first quarter, revenue in the Southeast Asia region was $14.2 million, a decrease of approximately $1.7 million, or 10%, from the fourth quarter amount. The decrease in revenue was due to an 8 percentage point decrease in utilization and a decrease of 2% in the average quarterly day rate. The Company performed two drydocks in the region during the quarter, which had a negative impact on utilization.

Revenue for the Americas region was $35.5 million, a decrease of $4.5 million, or 11%, from the fourth quarter amount. Although the average day rate for the quarter increased 5%, overall revenue for the region was lower due to a decrease in utilization, which dropped 11 percentage points from the prior quarter. The decrease in utilization was driven by relocating one vessel from Brazil to Southeast Asia, the movement of a second vessel from Brazil to the U.S. for required contract modifications and the movement of three PSVs and one FSV back from Trinidad to take advantage of improving market conditions in the U.S. Gulf of Mexico.

Consolidated Operating Expenses for the First Quarter

Direct operating expenses for the first quarter were $48.8 million, an increase of $5.6 million, or 13%, from the fourth quarter. The first quarter had increased fuel expense due to an increased number of vessel relocations during the quarter. The Company still anticipates that the average quarterly run rate for direct operating expenses during 2012 will be between $47 and $48 million. The Company performed 9 drydocks during the quarter for a total drydock expense of $6.2 million, and the anticipated annual drydock expense for 2012 remains at $29 million. Consolidated general and administrative expenses were $12.1 million for the first quarter, consistent with the Company’s anticipated average quarterly run rate for 2012.

GulfMark Offshore, Inc.

Press Release

May 2, 2012

Liquidity and Capital Commitments

Cash flow from operations totaled $11.4 million in the first quarter of 2012. Cash on hand at March 31, 2012 was $222.2 million, and as of that date there was $7.0 million drawn on the Company’s revolving credit facility. Total debt at March 31, 2012 was $426.7 million and debt, net of cash on hand, was $204.5 million.

In March 2012, the Company initiated the repurchase of its existing 2014 senior notes. As of March 31, 2012, the portion of those notes still outstanding pending a final redemption payment in April was $79.7 million.

Capital expenditures during the first quarter totaled $35.6 million, which included $22.5 million for the vessel purchase announced in January of a 240 foot U.S. flagged PSV, and $10.5 million of progress payments on the construction of new vessels. As of March 31, 2012, the Company had approximately $330 million of remaining capital commitments related to the construction of nine vessels. Anticipated progress payments over the next three calendar years are as follows: $125 million remaining in 2012; $195 million in 2013; and $10 million in 2014. The Company expects to fund these commitments from cash on hand, cash generated by operations, and borrowings under its revolving credit facilities.

Outlook

CEO Bruce Streeter commented on the outlook for the Company, stating, “We mentioned in February that we expected to see additional seasonality in the first quarter of 2012, and we did, but similar to last year we are anticipating ongoing improvement in revenue on a year-over-year basis for the foreseeable future, and on a quarter-over-quarter basis throughout the next two quarters. The start of the second quarter has seen a growth in demand, rates and utilization that we expect to continue and be a significant part of 2012 results. The growth in fleet units will add to 2013 expectations and results, and strengthens our outlook for the future.”

Conference Call/Webcast Information

GulfMark will conduct a conference call to discuss the Company’s earnings with analysts, investors and other interested parties at 9:00 a.m. Eastern time on Thursday, May 3, 2012. To participate in the teleconference, investors in the U.S. should dial 1-877-317-6789 at least 10 minutes before the start time and reference GulfMark. Canada-based callers should dial 1-866-605-3852, and international callers outside of North America should dial 1-412-317-6789. The webcast of the conference call also can be accessed by visiting the Company’s website, www.gulfmark.com. An audio file of the earnings conference call will be available on the Company’s website approximately two hours after the end of the call.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving major offshore energy markets in the world.

GulfMark Offshore, Inc.

Press Release

May 2, 2012

Contact:	Michael Newman Investor Relations
E-mail:	Michael.Newman@GulfMark.com (713) 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the price of oil and gas and its effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delays or cost overruns on construction projects, and other material factors that are described from time to time in the Company’s filings with the SEC, including the registration statement and the Company’s Form 10-K for the year ended December 31, 2011. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.

GulfMark Offshore, Inc.

Press Release

May 2, 2012

Operating Data (unaudited)	Three Months Ended
(in thousands, except per share data)	March 31, 2012	December 31, 2011	March 31, 2011
Revenue	$87,435	$99,892	$81,289
Direct operating expenses	48,809	43,257	44,318
Drydock expense	6,196	(1)	6,524
General and administrative expenses	12,116	11,303	11,423
Depreciation and amortization expense	15,029	15,032	14,675
(Gain) loss on sale of assets	(1,149)	(2,028)	10
Impairment charge	—	1,750	—

Operating Income	6,434	30,579	4,339

Interest expense	(8,865)	(5,200)	(5,727)
Interest income	78	368	67
Loss on extinguishment of debt	(1,930)	—	—
Foreign currency gain (loss) and other	538	442	(58)
Income (loss) before income taxes	(3,745)	26,189	(1,379)
Income tax (provision) benefit	836	(2,544)	212

Net Income (Loss)	$(2,909)	$23,645	$(1,167)

Diluted earnings (loss) per share	$(0.11)	$0.90	$(0.05)
Weighted average diluted common shares	25,997	26,032	25,679

Other Data
(dollars in thousands)
Revenue by Region
North Sea	$37,663	$43,982	$35,399
Southeast Asia	14,225	15,880	15,535
Americas	35,547	40,030	30,355

Rates Per Day Worked
North Sea	$19,351	$20,923	$17,789
Southeast Asia	14,336	14,690	15,248
Americas	15,634	14,867	14,194

Overall Utilization
North Sea	87.8%	91.7%	87.1%
Southeast Asia	78.0%	86.0%	83.2%
Americas	74.0%	85.4%	70.5%

Average Owned Vessels
North Sea	24.0	25.2	25.0
Southeast Asia	14.3	14.0	14.0
Americas	34.4	35.0	35.0

Total	72.7	74.2	74.0

Drydock Days
North Sea	72	—	71
Southeast Asia	46	11	11
Americas	17	5	109

Total	135	16	191

Drydock Expenditures (000’s)	$6,196	$(1)	$6,524

GulfMark Offshore, Inc.

Press Release

May 2, 2012

Summary Financial Data (unaudited)	Three Months Ended
(dollars in thousands)	March 31, 2012	December 31, 2011	March 31, 2011
Balance Sheet Data
Cash and cash equivalents	$222,151	$128,817	$105,516
Working capital	199,877	178,902	117,106
Vessels, equipment and other fixed assets, net	1,163,754	1,143,441	1,193,407
Construction in progress	49,392	37,107	3,018
Total assets	1,639,583	1,499,799	1,485,458
Long-term debt (1)	347,028	305,830	294,779
Shareholders’ equity	1,017,654	996,860	965,135
(1) Current portion of long-term debt included in working capital.

Cash Flow Data
Cash flow from operating activities	$11,421	$43,276	$5,041
Cash flow used in investing activities	(29,255)	(34,406)	(1,522)
Cash flow from financing activities	109,892	7,337	2,793

Forward Contract Cover	2012		2011
North Sea	77%		83%
Southeast Asia	61%		54%
Americas	42%		60%

Total	57%		66%

Forward Contract Cover	2013		2012
North Sea	49%		61%
Southeast Asia	26%		25%
Americas	18%		26%

Total	30%		37%

Reconciliation of Non-GAAP Measures: Quarter Ended March 31, 2012
(dollars in millions, except per share data)	Operating Income	Other Expense	Tax Provision Benefit (Provision)	Net Income (Loss)	Diluted EPS
Before Special Items	$5.3	$(4.8)	$0.1	$0.6	$0.03
Gain on Sale of Vessel	1.1	—	—	1.1	0.04
Debt Refinancing Charges	—	(5.4)	0.7	(4.7)	(0.18)

U.S. GAAP	$6.4	$(10.2)	$0.8	$(2.9)	$(0.11)

Reconciliation of Non-GAAP Measures: Quarter Ended March 31, 2011
(dollars in millions, except per share data)	Operating Income	Other Expense	Tax Provision Benefit (Provision)	Net Income (Loss)	Diluted EPS
Before Special Items	$4.3	$—	$0.2	$(1.2)	$(0.05)
No Special Items	—	—	—	—	—

U.S. GAAP	$4.3	$—	$0.2	$(1.2)	$(0.05)

GulfMark Offshore, Inc.

Press Release

May 2, 2012

Vessel Count by Reporting Segment
	North Sea	Southeast Asia	Americas	Total
Owned Vessels as of February 22, 2012	24	14	35	73
Newbuild Deliveries/Additions	0	0	0	0
Sales & Dispositions	0	0	0	0
Intercompany Relocations	0	1	(1)	0

Owned Vessels as of May 2, 2012	24	15	34	73
Managed Vessels	17	1	0	18

Total Fleet as of May 2, 2012	41	16	34	91